EXHIBIT 10.23

Option Number	Price Per Share	Number of Shares
$

WOLVERINE WORLD WIDE, INC.
Stock Option Plan

STOCK OPTION AGREEMENT

          This Stock Option Agreement ("Agreement") is made on ______________________, between WOLVERINE WORLD WIDE, INC., a Delaware corporation ("Wolverine"), and __________________________________ ("Grantee").

          The Wolverine World Wide, Inc. Stock Option Plan (the "Plan") is administered by the Compensation Committee (the "Committee").

          Grantee is eligible to participate in the plan because Grantee is a Director of Wolverine on the date of this Agreement but is not an employee of Wolverine or any of its subsidiaries. The Committee has decided to grant stock options to Grantee, subject to the terms and conditions contained in this Agreement and in the Plan, which is incorporated herein by reference. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the provisions of the Plan shall control.

          Grantee acknowledges receipt of the Plan and accepts this option subject to all of the terms, conditions and provisions of the Plan, and subject to the following further provisions.

          1.          Grant.  Wolverine grants to Grantee, as of the date set forth above, an option to purchase from Wolverine's common stock, $1 par value, at the exercise price of $___________ per share, which is equal to 100% of the market value of a share of the common stock on the date hereof, as such term is described in Paragraph 7 of the Plan.

          2.          Term.  The right to exercise this option, in whole or in part, shall commence on the date of this Agreement and shall terminate ten (10) years after the date set forth above unless earlier terminated under the Plan by reason of termination of Director status. This option may be exercised at any time, in whole or in part, during its term.

          3.          Registration and Listing.  The stock options granted under this Agreement are conditional upon (a) the effective registration or exemption of the Plan and the options granted thereunder and the stock granted pursuant thereto under the Securities Act of 1933 and applicable state or foreign securities laws, and (b) the effective listing of the stock on the New York Stock Exchange and the Pacific Stock Exchange.

          4.          Exercise.  Grantee shall exercise his or her option by giving Wolverine written notice of the exercise of this option. The notice shall set forth the number of share to be purchased and shall indicate Grantee's wishes with respect to reasonable time and place of delivery of such shares. At the time and place indicated in the notice, Wolverine shall deliver to grantee a certificate or certificates for such shares out of theretofore unissued shares or reacquired share of its common stock, as it may elect; provided, however, that the time of such delivery shall be postponed for such period as may be required for Wolverine with reasonable diligence to comply with any registration requirements under the Securities Act of 1933, the Securities Exchange Act of 1934, any requirements under any law or regulation applicable to issuance, listing, or transfer of such shares, and the listing of the shares covered by the options on the New York Stock Exchange and the Pacific Stock Exchange. If Grantee fails to accept delivery of any pay for all or any part of the number of shares specified in the notice upon tender or delivery thereof, his or her right to exercise the option with respect to such undelivered share shall thereupon terminate.

          5.          Payment by Grantee.  In exercising this stock option, Grantee may pay Wolverine either in cash or, if the Committee consents, in shares of Wolverine common stock or on an installment basis. If payment is made in the form of shares of common stock, such shares shall be valued at their fair market (as defined in the Plan) at the time of delivery to Wolverine. If appropriate arrangements are made with a broker or other institution, payment may be made by a properly executed exercise notice directing delivery of the share to the broker, together with irrevocable instructions to the broker to promptly deliver to Wolverine the amount of sale or loan proceeds to pay the exercise price. If at the time of exercising the option Grantee is subject to the six-month insider trading restrictions of Section 16(b) of the Securities Exchange Act of 1934, Grantee may irrevocably elect to have stock withheld, or deliver stock to Wolverine, to satisfy any required tax withholding obligations if the Committee does not disapprove the election. Such election must be made before the taxable event and either six months prior to the taxable event or within a ten-day window period beginning on the third day following the release of the quarterly or annual statements of Wolverine's sales and earnings. If payment or withholding is made in the form of shares of common stock, such shares shall be valued at their fair market value (as defined in the Plan) at the time of exercise or date of taxable event if satisfying withholding obligations.

          6.          Transferability.  This option is not transferable by Grantee except by will or according to the laws of descent and distribution. If any assignments, pledge, or transfer of this option shall be made or attempted, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the same, this option shall be void and of no further effect. Wolverine may, in the event it deems the same desirable to assure compliance with applicable federal and state securities laws, legend any certificate representing shares issued pursuant to the exercise of this option with an appropriate restrictive legend, and may also issue appropriate stop transfer instructions to its transfer agent with respect to such shares.

          7.          Termination of Director Status.  Subject to certain exceptions as set forth in the Plan, this option shall cease and terminate three months after the Grantee ceases to be a Director of Wolverine or any of its subsidiaries, for any reason other than the Grantee's death, termination for cause, disability, or Retirement. In the event of the Grantee's death, this option may be exercised by the Grantee's legal representative for one year after the death in the manner and at the times set forth in the Plan. If the Grantee's director status is terminated due to disability or Retirement, he or she may exercise this option during the remaining term of the option but only to the extent he or she was entitled to exercise this option on the date of such event. If the Grantee's directorship is terminated for cause, none of the stock option rights set forth in this Agreement shall be exercisable.

          8.          Intent to Serve.  Grantee hereby states that Grantee intends to continue to serve as a director of Wolverine for the remainder of the Grantee's term during which the option evidenced by this Agreement was granted.

          9.          Corporate Changes.  In the event of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares of Wolverine, the number and class of shares covered by this option and the exercise price are subject to adjustment as provided in the Plan.

          10.          Stockholder Rights.  Grantee shall have no rights as a stockholder with respect to any shares covered by this option until the exercise of the option and payment for such shares.

          11.          Directorship.  The grant of this option shall not impose upon Wolverine or any subsidiary any obligation to retain Grantee for any given period or upon any specific terms as a director.

          12.          Effective Date.  This option shall be effective as of the date first set forth above.

          13.          Amendment.  This option shall not be modified except in a writing executed by the parties hereto.

          This option has been issued by Wolverine by authority of its Compensation Committee.

WOLVERINE WORLD WIDE, INC.

By:
Stephen L. Gulis, Jr. Exec. Vice President and Chief Financial Officer

Director

Date